EXHIBIT 1



                             HOME FINANCIAL BANCORP
                        ANNOUNCES FIRST QUARTER EARNINGS


         SPENCER, Indiana--(BUSINESS WIRE)--Oct. 28, 1996--Home Financial Bancorp ("Company") (NASDAQ, Small Cap Market, HWEN), the holding company for
Owen Community Bank, s.b., ("Bank") reports earnings for the quarter ended September 30, 1996. The Company became the holding Company for the Bank effective July 1, 1996.

         The Bank completed its conversion from a state chartered mutual savings bank to a state chartered stock savings bank on July 1, 1996 and became a wholly-owned subsidiary of the Company. In the conversion, the Company issued 505,926 shares of its common stock, with no par value, at $10 per share and used $2,473,000 of the proceeds to acquire complete ownership of the Bank. Since the conversion was not completed until July 1, 1996, financial and other data prior to July 1, 1996 relates solely to the Bank.

         The Company incurred a net loss of $12,000, or $.03 per share, for the quarter ended September 30, 1996 compared to net income of $82,000 for the same period in 1995. The decrease of $94,000 was primarily the result of a one-time FDIC special assessment to recapitalize the Saving Association Insurance Fund ("SAIF") of $86,000, net of taxes. Absent the one-time special assessment, net income for the quarter would have been $74,000 or $.16 per share.

         Net interest income before the provision for loan losses was $396,000 for the 1996 period compared to $341,000 for the 1995 period, an increase of $55,000 or 16.1%. The increase was attributed to a $5.5 million increase in earning assets which resulted primarily from investing the proceeds of the stock sale related to the conversion. The provision for loan losses was $17,000 for the 1996 period compared to $13,500 for the 1995 period. The increase of $3,500 reflected the increase in total loans and management's desire to raise the level of the allowance for loan losses to a level more in line with its peer group. Total noninterest income decreased $7,000 during the quarter ended September 30, 1996 compared to the same period in 1995. This net decrease consisted of a decrease in the gains on the sale of real estate acquired for development of $14,000 and an increase of $7,000, primarily late fees on loans, in other income. Noninterest expense increased $202,000 to $429,000 during the 1996 period compared to the 1995 period. The special FDIC assessment to recapitalize the SAIF accounted for $142,000 of this increase. In addition, compensation expense increased $11,000 to $114,000 primarily as a result of the expense related to the employee stock ownership plan adopted in July 1996. The other major component of the increase was the $37,000 increase in legal and professional fees related to filings required by the Securities and Exchange Commission and bank regulatory authorities as a result of the conversion. Legal and professional fees are expected to decrease in future periods as Company personnel prepare or partially prepare certain of these required filings and rely to a lesser extent on outside professionals.

         Total assets decreased $743,000 from $39,426,000 at June 30, 1996, to $38,683,000 at September 30, 1996. A substantial portion of the decrease was the $500,000 net reduction in borrowings from the Federal Home Loan Bank of Indianapolis. Although total assets did not change significantly, the components of the Company's statement of financial condition changed to a greater degree. Investment securities increased $2.5 million and total loans increased 41.2 million at

September 30, 1996, compared to June 30, 1996. These increases were funded by a decrease in cash and cash equivalents which were unusually high at June 30, 1996 as a result of funds available related to the conversion. Total deposits decreased approximately $4.6 million and equity increased $4.3 million as a result of the completion of the plan of conversion on July 1, 1996.

         Home Financial  Bancorp is a bank holding company,  with Owen Community
Bank,  s.b.  as  its  principal  subsidiary.   Owen  Community  Bank,  s.b.,  an
FDIC-insured, Indiana stock savings bank operates from one office in Spencer.

                             HOME FINANCIAL BANCORP
                             SELECTED FINANCIAL DATA
         (Dollars in thousands, except per share and book value amounts)


                                                    Three Months Ended
                                                      September 30,
                                                 ----------------------
                                                 1996             1995
                                                 ----             ----
                                                       (Unaudited)

Operating Data

Net interest income                                $396           $341
Provision for loan losses                            17             14
                                                ----------------------

Net interest income after                           379            327
provision for loan losses
Other income                                         29             36
Other expenses                                      429            227
                                                ----------------------
Income (loss) before income taxes                   (21)           136

Income taxes                                         (9)            54
                                                ----------------------
Net Income (Loss)                                  $(12)           $82
                                                ----------------------

                                                ======================
Earnings (loss) per share:
   Including special SAIF assessment              $(.03)         Not Applicable
   Excluding special SAIF assessment                .16          Not Applicable

                                             September 30,     June 30,
                                                1996             1995
                                             -------------     --------
                                                      (Unaudited)

Statement of Financial Condition Data
-------------------------------------
Total assets                                   $38,683         $39,426
Total loans                                     28,503          27,275
Allowance for loan losses                          165             150
Total deposits                                  24,103          28,726
Advances from Federal Home Loan Bank             6,700           7,200
Equity capital                                   7,746           3,410

Book value per share based upon                 $15.31         Not Applicable
shares issued of 505,926


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         CONTACT:          Home Financial Bancorp, Spencer
                           Kurt D. Rosenberger, 812/829-2095

         KEYWORD:          INDIANA
         INDUSTRY KEYWORD:   BANKING EARNINGS

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